Exhibit 99.1

diaDexus, Inc. Secures $15 Million Debt Financing

SOUTH SAN FRANCISCO, Calif., August 18, 2014 — (BUSINESS WIRE) — diaDexus, Inc. (OTCQB: DDXS), a commercial stage developer of proprietary cardiovascular diagnostic products, today announced it has entered into a $15 million senior secured term loan with Oxford Finance. The Company will use the funding to refinance its existing $8.1 million debt from Comerica and advance the company’s development and commercialization of additional diagnostic testing solutions.

"We are pleased to have secured this financing from Oxford,” said Lori Rafield, Ph.D., interim executive chair and chairman of the board for diaDexus. “This loan solidifies our balance sheet and provides the growth capital needed to diversify our portfolio, expand our customer base and support the needs of our established customers. We now have the foundation in place to enable future growth by maximizing sales and marketing efforts directed at our anticipated U.S. launch of the PLAC® Test for Lp-PLA2 Activity and to explore additional partnership and license opportunities.”

“We strongly believe in the strategic direction that diaDexus is taking and its potential for future growth,” said Christopher A. Herr, managing director for Oxford Finance. “We are pleased to offer financial support to a dynamic company such as diaDexus as it grows its product revenues and broadens its pipeline.”

Select terms of the loan include:

•	Interest rate equal to 6.95% per annum
•	Interest-only payments through August 31, 2015, followed by 36 equal monthly principal and interest payments
•	diaDexus will issue warrants to Oxford for the right to purchase an aggregate of 909,090 shares of the company’s common stock at an exercise price of $0.66 per share

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company's PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company's PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC® Test for Lp-PLA2 Activity on-site. For more information, please visit the company's website at www.diaDexus.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life science and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $2 billion in loans, with lines of credit ranging from $500 thousand to $75 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Illinois, Massachusetts and North Carolina. For more information visit www.oxfordfinance.com.

Forward-Looking Statements

This release contains forward-looking statements based on current expectations and assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include the ability of the Company to repay the loan obligation, whether further financing will be required to support the business and operations of the Company, whether the PLAC Test for Lp-PLA2 Activity will be cleared by the FDA and diaDexus will be able to successfully launch this test in the US, whether diaDexus will be able to successfully develop and commercialize tests to measure MR-proADM, MR-proANP, CT-proET1 for clinical evaluations, the timing of when the development efforts may be completed, whether the Food and Drug Administration will clear any or all of these commercial tests, if at all, whether Thermo Fisher Scientific can meet the supply requirements of diaDexus and whether these tests will be ordered by physicians and reimbursed by public or private payers. Additional factors that could cause diaDexus' results to differ materially from those described in the forward-looking statements can be found in diaDexus' most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC's web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

diaDexus, Inc.

Lori Rafield, Ph.D., 650-246-6427

Interim Executive Chair and Chairman of the Board of Directors

or

Investor/Media Relations:

BrewLife

Nicole Foderaro, 415-946-1058

nfoderaro@brewlife.com